UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Hutchinson Technology Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HUTCHINSON TECHNOLOGY INCORPORATED

40 West Highland Park Drive NE
Hutchinson, Minnesota 55350
(320) 587-3797
December 18, 2006

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders to be held at the principal executive offices of Hutchinson Technology Incorporated, 40 West Highland Park Drive NE, Hutchinson, Minnesota, commencing at 10:00 a.m., central time, on Wednesday, January 31, 2007. The Secretary’s notice of annual meeting and the proxy statement that follow describe the matters to come before the meeting.

We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please mark, date and sign the enclosed proxy and return it in the accompanying envelope, or vote the enclosed proxy by telephone or through the Internet in accordance with the voting instructions set forth on the enclosed proxy card, as quickly as possible, even if you plan to attend the annual meeting. You may revoke the proxy and vote in person at that time if you so desire.

Sincerely,

Wayne M. Fortun
Chief Executive Officer

VOTING METHOD

The accompanying proxy statement describes important issues affecting Hutchinson Technology Incorporated. If you are a shareholder of record, you have the right to vote your shares through the Internet, by telephone or by mail. You also may revoke your proxy any time before the annual meeting. Please help us save time and postage costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1. BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-800-560-1965, 24 hours a day, seven days a week, until 12 p.m. (noon) (CT) on January 30, 2007.

b.	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number.

c.	Follow the simple instructions provided.

2.	BY INTERNET

a.	Go to the web site at http://www.eproxy.com/htch/, 24 hours a day, seven days a week, until 12 p.m. (noon) (CT) on January 30, 2007.

b.	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number to obtain your records and create an electronic ballot.

c.	Follow the simple instructions provided.

3.	BY MAIL (if you vote by telephone or Internet, please do not mail your proxy card)

a.	Mark, sign and date your proxy card.

b.	Return it in the enclosed postage-paid envelope or return it to Hutchinson Technology Incorporated, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, Minnesota 55164-0873.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Your vote is important. Thank you for voting.

HUTCHINSON TECHNOLOGY INCORPORATED

Notice of Annual Meeting of Shareholders
to be held on January 31, 2007

The annual meeting of shareholders of Hutchinson Technology Incorporated will be held at the principal executive offices of Hutchinson Technology Incorporated, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350, commencing at 10:00 a.m., central time, on Wednesday, January 31, 2007 for the following purposes:

1.	To elect a board of directors of eight directors, to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2007.

3.	To transact other business that may properly be brought before the meeting.

Our board of directors has fixed December 7, 2006 as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, you are urgently requested to date, sign and mail the enclosed proxy in the postage-paid envelope that is provided, or vote the enclosed proxy by telephone or through the Internet in accordance with the voting instructions set forth on the enclosed proxy card. The proxy may be revoked by you at any time prior to being exercised, and returning your proxy or voting your proxy by telephone or through the Internet will not affect your right to vote in person if you attend the meeting and revoke the proxy.

By Order of the Board of Directors,

Peggy Steif Abram
Secretary

Hutchinson, Minnesota
December 18, 2006

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy is being solicited by our board of directors for use in connection with the annual meeting of shareholders to be held on Wednesday, January 31, 2007 at our principal executive offices located at 40 West Highland Park Drive NE, Hutchinson, Minnesota, at 10:00 a.m., central time, and at any adjournments thereof. Our telephone number is (320) 587-3797. The mailing of this proxy statement and our board of directors’ form of proxy to shareholders will commence on or about December 18, 2006.

Record Date and Quorum

Only shareholders of record at the close of business on December 7, 2006 will be entitled to vote at the annual meeting or adjournment. At the close of business on the record date, we had 25,945,161 shares of our common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.

Voting of Proxies

Proxies in the accompanying form that are properly signed and duly returned to us, or voted by telephone or through the Internet in accordance with the voting instructions set forth on the enclosed proxy card, and not revoked, will be voted in the manner specified. A shareholder executing a proxy retains the right to revoke it at any time before it is exercised by notice in writing to one of our officers of termination of the proxy’s authority or a properly signed and duly returned proxy bearing a later date.

Shareholder Proposals

We must receive shareholder proposals intended to be presented at the annual meeting of shareholders in the year 2008 that are requested to be included in the proxy statement for that meeting at our principal executive office no later than August 20, 2007. We must receive any other shareholder proposals intended to be presented at the annual meeting of shareholders in the year 2008 at our principal executive office no later than November 2, 2007.

Effect of Abstentions and “Broker Non-Votes”

If shareholders indicate on their proxy card that they wish to abstain from voting, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the annual meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be taken into account in determining the outcome of any of the proposals and these shareholders are in effect casting a negative vote. A shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on a certain proposal will not be considered present and entitled to vote on that proposal.

If a shareholder does not give a proxy to its broker with instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” proposals, such as the election of directors and the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Brokers cannot vote on their customers’ behalf on “non-routine” proposals such as the approval of an equity compensation plan. These rules apply to us even though the shares of our common stock are traded on The Nasdaq Global Select Market. If a broker votes shares that are unvoted by its customers for or against a “routine” proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of “routine” proposals. If a broker does not receive voting instructions as to a non-routine proposal, or chooses to leave shares unvoted on a routine proposal, a “broker non-vote” occurs and those shares will be counted for the purpose of establishing a quorum, but not for determining the outcome of those proposals. Shares that are subject to broker non-votes are considered not entitled to vote on the particular proposal, and effectively reduce the number of shares needed to approve that proposal.

Required Vote

Shareholders are entitled to one vote for each share of our common stock held as of the record date. Directors are elected by a plurality of the voting power of the outstanding shares of our common stock present and entitled to vote. The affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of our common stock present and entitled to vote is required for approval of each other proposal presented in this proxy statement. Shareholders do not have the right to cumulate their votes in the election of directors. Negative votes will not affect the outcome of the election of directors.

Because brokers may not vote “unvoted” shares on behalf of their customers for “non-routine” matters such as the approval of an equity compensation plan, it is critical that shareholders vote their shares. If you do not vote your shares, you will not have a say in the important issues to be presented at the annual meeting.

Adjournment of Meeting

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Expenses of Soliciting Proxies

We will pay the cost of soliciting proxies in the accompanying form. Our directors, officers and regular employees may solicit proxies personally or by e-mail, telephone, fax or special letter, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Composition of our Board of Directors

Our bylaws provide that our business will be managed by or under the direction of a board of directors of not less than three nor more than nine directors, which number will be determined by the shareholders at their annual meeting. Each director will be elected at the annual meeting for a term of one year or until a successor is elected and has qualified. Our board of directors has recommended that the number of directors to be elected for the ensuing year be set at eight and has nominated the eight persons named below for election as directors. Proxies solicited by our board of directors will, unless otherwise directed, be voted to elect the eight nominees named below to constitute the entire board of directors.

Directors and Director Nominees

All of the nominees named below are current directors of our company. Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxies named in the enclosed proxy form may vote for a substitute nominee in their discretion.

The following table sets forth certain information regarding each director nominee:

			Director
Name	Age	Position	Since

Jeffrey W. Green	66	Chairman of the Board of Directors and Director	1965
Wayne M. Fortun	57	President, Chief Executive Officer and Director	1983
W. Thomas Brunberg	66	Director	1975
Archibald Cox, Jr.	66	Director	1996
Russell Huffer	57	Director	1999
William T. Monahan	59	Director	2000
Richard B. Solum	62	Director	1999
Thomas R. VerHage	54	Director	2006

Jeffrey W. Green co-founded our company. He has been Chairman of our board of directors since January 1983, and served as our Chief Executive Officer from January 1983 to May 1996.

Wayne M. Fortun has been with our company since 1975, was elected President and Chief Operating Officer in 1983 and Chief Executive Officer in May 1996, and is now President and Chief Executive Officer. He is also a director of G&K Services, Inc. and C.H. Robinson Worldwide, Inc.

W. Thomas Brunberg is a certified public accountant and has been Chairman of the Minneapolis accounting firm of Brunberg Blatt & Company, Inc. since March 1991. He was Chief Executive Officer and President of Brunberg Blatt and Company from March 1991 through June 2004.

Archibald Cox, Jr. was Chairman of NeoMaterial Technologies Inc., a manufacturer of rare earth, zirconium and magnetic materials, from September 2005 to September 2006. He was President and Chief Executive Officer of Magnequench, Inc., a manufacturer of magnetic material, from October 1995 to August 2005, and was Chairman of Magnequench from September 2005 to September 2006. He has been Chairman of Sextant Group, Inc., a financial advisory and private investment firm, since 1993.

Russell Huffer has been Chairman of Apogee Enterprises, Inc., a manufacturer of glass products, services and systems, since June 1999. He has been President, Chief Executive Officer and a director of Apogee since January 1998, and has served in various senior management positions with Apogee or its subsidiaries since 1986.

William T. Monahan has been Chairman and Interim Chief Executive Officer of Novelis, Inc., a producer of aluminum sheet and foil products, since August 2006. He was Chairman of the Board, President, Chief Executive Officer and a director of Imation Corp., a developer, manufacturer and marketer of data storage and imaging products and services, from March 1996 to June 2004. He has served as President of Business Forensics, a proprietary consulting firm, since June 2004. He is also a director of Pentair, Inc. and The Mosaic Company.

Richard B. Solum retired as a partner of the law firm of Dorsey & Whitney LLP in January 2005 after joining the firm as a partner in July 1998. He was a judge of the Hennepin County District Court from January 1992 through June 1998. He previously served as a director of our company from 1977 until January 1992.

Thomas R. VerHage has been Vice President and Chief Financial Officer of Donaldson Company, Inc., a leading worldwide provider of filtration systems and replacement parts, since March 2004. Prior to that time, he was a partner at Deloitte & Touche LLP, an independent registered public accounting firm, from 2002 to 2004, and a partner at Arthur Andersen LLP from 1987 to 2002. He was elected as a director on April 18, 2006 to fill a vacancy on the board and is standing for election by the shareholders for the first time. He was recommended as a potential director nominee by our independent directors.

None of the above nominees is related to each other or to any of our executive officers.

Board of Directors Meetings and Attendance

Our board of directors held nine meetings during fiscal year 2006. Each incumbent director attended at least 75% of the meetings of our board of directors and board committees on which he served during fiscal year 2006 or that portion of fiscal year 2006 during which that individual was a director.

Committees of our Board of Directors

The following table summarizes the composition of each of the committees of our board of directors:

			Governance and	Competitive
	Audit	Compensation	Nominating	Excellence
	Committee	Committee	Committee	Committee

Independent Directors:
W. Thomas Brunberg	Chair	—	—	—
Archibald Cox, Jr.	—	Chair	—	Member
Russell Huffer	Member	—	—	Member
William T. Monahan	—	Member	Member	—
Richard B. Solum	—	Member	Chair	—
Thomas R. VerHage	Member	—	Member	—

Inside Directors:
Jeffrey W. Green	—	—	—	Chair
Chairman
Wayne M. Fortun,	—	—	—	—
President & CEO

Audit Committee

Our board of directors has determined that all members of our audit committee are “independent,” as that term is used in Section 10A of the Securities Exchange Act of 1934, as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards and as that term is defined by Section 301 of the Sarbanes-Oxley Act of 2002. Our audit committee held nine meetings in fiscal year 2006. Our audit committee’s function is one of oversight and, in that regard, our audit committee meets with our management and internal auditor, and our independent registered public accounting firm, to review and discuss our financial reporting and our controls respecting accounting and risk of material loss. The responsibilities of our audit committee are set forth in the Audit Committee Charter, which is regularly reviewed in light of Securities and Exchange Commission and National Association of Securities Dealers regulations and is available on our website at www.htch.com.

Our audit committee received information from management and pre-approved all non-audit services provided by our independent registered public accounting firm, and considered, prior to engagement, whether the provision of those services was compatible with maintaining the independent registered public accounting firm’s independence. Our board of directors has determined that Mr. Brunberg is an “audit committee financial expert” as defined by Securities and Exchange Commission regulations.

Compensation Committee

Our board of directors has determined that all members of our compensation committee are “independent,” as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards, “non-employee directors” as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, and “outside directors” as that term is used in Section 162(m) of the Internal Revenue Code. Our compensation committee held five meetings in fiscal year 2006. Our compensation committee discharges our board of directors’ responsibilities with respect to all forms of compensation of our executive officers and oversight of our compensation plans. Our compensation committee also reviews and recommends to the board of directors for approval the compensation for the Chairman of the Board and non-employee directors. The responsibilities of our compensation committee are set forth in the Compensation Committee Charter, which is regularly reviewed in light of Securities and Exchange Commission and National Association of Securities Dealers regulations and is available on our website at www.htch.com.

Governance and Nominating Committee

All members of our governance and nominating committee are “independent,” as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. Our governance and nominating committee held five meetings in fiscal year 2006. Our governance and nominating committee assists our board of directors in developing and implementing our Principles of Corporate Governance, identifying candidates for director positions, determining the composition of our board of directors and our board committees, and maintaining a high standard of governance, care and due diligence in carrying out its responsibilities. The responsibilities of our governance and nominating committee are set forth in the Governance and Nominating Committee Charter, which is regularly reviewed in light of Securities and Exchange Commission and National Association of Securities Dealers regulations and is available on our website at www.htch.com.

Competitive Excellence Committee

Our competitive excellence committee held three meetings in fiscal year 2006. Our competitive excellence committee evaluates management’s identification of areas that afford the opportunity for competitive advantage, management’s effectiveness in improving the identified areas, and our standing in these areas, and in total, our standing relative to our competitors. The responsibilities of our competitive excellence committee are set forth in the Competitive Excellence Committee Charter, which is available on our website at www.htch.com.

Principles of Corporate Governance

Our board of directors has adopted Principles of Corporate Governance, available on our website at www.htch.com, to assist in the performance of its responsibilities. In addition to corporate governance policies and practices discussed elsewhere in this proxy statement, our Principles provide that:

•	All Directors Elected Annually. Our entire board of directors will stand for election at each annual shareholders’ meeting.

•	Executive Sessions of Independent Directors. Regularly scheduled board of directors meetings will typically include executive sessions of the independent directors without management present.

•	Evaluating Board and Committee Performance. Annual evaluations of the performance of the board of directors, each of its committees and the individual members of each will be conducted.

•	Share Ownership by Directors. Non-employee directors are expected to accumulate and hold common stock of our company whose value is at least five times the amount of the annual board retainer.

•	Limitations on Other Board Memberships. None of our non-employee directors should serve on the board of directors of more than five other public companies, our chief executive officer should not serve on the boards of more than two other public companies, and no member of our audit committee should serve on the audit committees of more than two other public companies.

•	Retirement and Change in Status. No director will be a nominee for election to our board of directors to serve a term that begins after the director reaches age 70. Any independent director whose affiliation or principal place of employment changes materially will offer his or her resignation as a director, and any inside director will offer his or her resignation as a director upon termination of service as an employee.

•	Access to Outside Advisors. Our board of directors and each of its committees may retain independent outside financial, legal or other advisors or consultants as they deem necessary or advisable.

•	Code of Ethics and Conduct. Our board of directors has adopted a Code of Ethics and Conduct applicable to all our officers, directors and employees, which includes a Code of Ethics for Senior Financial Management. A copy of this Code can be found as Attachment 2 to our Principles of Corporate Governance, which is available on our website at www.htch.com.

Director Qualifications

Candidates for director nominees are reviewed in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our shareholders. Our governance and nominating committee will consider, at a minimum, the following factors in recommending to our board of directors potential new members, or the continued service of existing members, in addition to other factors it deems appropriate based on the current needs and desires of our board of directors:

•	demonstrated character and integrity; an inquiring mind; experience at a strategy/policy setting level; sufficient time to devote to our affairs; high-level managerial experience;

•	whether the member/potential member is subject to a disqualifying factor, such as relationships with our competitors, customers, suppliers, contractors, counselors or consultants, or recent previous employment with us;

•	the member’s/potential member’s independence;

•	whether an existing member has reached retirement age or a term limit;

•	whether the member/potential member assists in achieving a mix of members that represents a diversity of background and experience, including with respect to age, gender, international background, race and specialized experience;

•	whether the member/potential member, by virtue of particular experience, technical expertise or specialized skills, will add specific value as a member;

•	any factors related to the ability and willingness of a new member to serve, or an existing member to continue his/her service;

•	experience in one or more fields of business, professional, governmental, communal, scientific or educational endeavor; and

•	whether the member/potential member has a general appreciation regarding major issues facing public companies of a size and scope similar to us.

Director Nomination Process

Our governance and nominating committee selects nominees for directors pursuant to the following process:

•	the identification of director candidates by our governance and nominating committee based upon suggestions from current directors and senior management, recommendations by shareholders and/or use of a director search firm;

•	a review of the candidates’ qualifications by our governance and nominating committee to determine which candidates best meet our board of directors’ required and desired criteria;

•	interviews of interested candidates among those who best meet these criteria by the entire governance and nominating committee;

•	a report to our board of directors by our governance and nominating committee on the selection process; and

•	formal nomination by our governance and nominating committee for inclusion in the slate of directors for the annual meeting of shareholders or election by our board of directors to fill a vacancy during the intervals between shareholder meetings.

Our governance and nominating committee will reassess the qualifications of a director, including the director’s past contributions to our board of directors and the director’s attendance and contributions at board of directors and board committee meetings, prior to recommending a director for re-election to another term.

Shareholders who wish to recommend individuals for consideration by our governance and nominating committee to become nominees for election to our board of directors may do so by submitting a written recommendation to our Governance and Nominating Committee, c/o Chief Financial Officer, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships. The submission must be accompanied by a written consent of the individual to stand for election if nominated by our governance and nominating committee and to serve if elected by our board of directors or our shareholders, as applicable. Alternatively, shareholders may directly nominate a person for election to our board of directors by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the Securities and Exchange Commission and any applicable laws.

Director Compensation

Directors who are not our employees are compensated for serving as directors and also are reimbursed for out-of-pocket traveling expenses incurred in attending board and committee meetings. The following table summarizes compensation provided to each non-employee director for services provided during fiscal year 2006.

Director Compensation for Fiscal 2006

	Fees
	Earned or	Stock
	Paid in	Awards	Option Awards
Name	Cash ($)	(# shares)(1)	(# shares)(1)

W. Thomas Brunberg	34,500	1,444	3,000
Archibald Cox, Jr.	17,500	1,722	3,000
Russell Huffer	31,250	1,722	3,000
R. Frederick McCoy, Jr.(2)	10,000	574	3,000
William T. Monahan	18,750	1,444	3,000
Richard B. Solum	28,833	1,722	3,000
Thomas R. VerHage(3)	18,500	870	3,000

(1)	The number of shares shown in the “Stock Awards” column were issued under our Amended and Restated 1996 Incentive Plan (the “Incentive Plan”) as a result of non-employee directors electing to receive shares of restricted stock in lieu of cash retainer payments. The stock option awards shown in the “Option Awards” column were also made under our Incentive Plan. The table below shows, as of September 24, 2006, the aggregate number of shares of restricted stock and the aggregate number of exercisable and non-exercisable option shares held by each non-employee director.

	Shares of	Number of Shares
	Restricted Stock at	Underlying Options at
Name	Fiscal Year-End (#)	Fiscal Year-End (#)

W. Thomas Brunberg	6,994	21,000
Archibald Cox, Jr.	7,636	21,000
Russell Huffer	7,636	12,000
William T. Monahan	6,977	21,000
Richard B. Solum	7,563	12,000
Thomas R. VerHage	870	3,000

(2)	Mr. McCoy resigned as a director April 17, 2006.

(3)	Mr. VerHage was appointed as a director April 18, 2006.

Retainers and Meeting Fees

For the one-year period between our annual shareholder meetings in 2006 and 2007, the retainer payable to each of our non-employee directors for service on our board of directors was $25,000. The meeting fee payable to each non-employee director for attendance in person or by conference call at each board of directors meeting and each board committee meeting during that period was $1,250. The supplemental annual retainer payable to each member of our audit committee for service on that committee was $4,000, and an additional annual retainer of

$8,000 was payable to the chair of our audit committee. The supplemental annual retainer payable to each of the chairs of our compensation committee and governance and nominating committee was $4,000. For the one-year period between our annual shareholder meetings in 2007 and 2008, our compensation committee recommended and our board of directors has approved an increase in the board retainer to $35,000, an increase in the supplemental annual retainer for audit committee members (other than the chair of the audit committee) to $5,000, an increase in the supplemental annual retainer for the chair of our audit committee to $15,000, and an increase in the supplemental annual retainer for the chairs of the compensation committee and the governance and nominating committee to $5,000. The meeting fees were not changed.

Restricted Shares

For the one-year period between our annual shareholder meetings in 2006 and 2007, each non-employee director could elect, prior to the 2006 annual meeting, to receive some or all of the retainer payments to which he was entitled in the form of shares of restricted stock issued under our Incentive Plan. The number of restricted shares to be issued was equal to 1.25 times the portion of the cash retainer amount to be paid in restricted shares, divided by the fair market value of a share of our common stock on the day the restricted stock award agreement was entered into. “Fair market value” for these purposes means the closing sale price of a share of our common stock on The Nasdaq Global Select Market on the trading day immediately prior to the day in question. Directors may vote and receive dividends, if any, at the normal dividend rate on restricted shares they hold. Restricted shares may not be transferred and are subject to possible forfeiture until they vest, which typically occurs when a director’s service on our board ends as a result of death, disability, retirement, resignation with the consent of a majority of the board or failure to be renominated for re-election or to be re-elected. Restricted shares are forfeited upon any other termination of service. All restricted shares will immediately vest on a change in control of our company (see “Change in Control Arrangements” on page 17). For fiscal year 2006, each of the non-employee directors received shares of restricted stock in lieu of most or all of his cash retainer compensation, and the number of shares received is reported in the “Stock Awards” column in the table above. For the one-year period between our annual shareholder meetings in 2007 and 2008, our compensation committee recommended and our board of directors has approved that each non-employee director may elect to receive some or all of the retainer payments to which he is entitled in the form of unrestricted shares of stock issued under our Incentive Plan. The number of shares to be issued will be equal to the portion of the cash retainer amount to be paid in shares divided by the fair market value of a share of our common stock determined as provided above, thus eliminating the 25% additional shares that had been issued when restricted shares were utilized.

Option Grants

For the one-year period between our annual shareholder meetings in 2006 and 2007, each non-employee director elected to our board of directors received on the date of election a non-qualified stock option under our Incentive Plan to purchase 3,000 shares of our common stock at an exercise price equal to the fair market value per share of the common stock on the day the option was granted. “Fair market value” for these purposes means the closing sale price of a share of our common stock on The Nasdaq Global Select Market on the trading day immediately prior to the day in question. Each of these options becomes exercisable as to 50% of the shares subject to the option on the second anniversary of the date of grant, and as to the remaining 50% of the shares on the third anniversary of the date of grant, but is subject to accelerated exercisability if a director dies or becomes disabled or upon a change in control of our company. A director may pay the exercise price with cash or, if permitted by our compensation committee, shares of our common stock. The normal term of a stock option is 10 years from the date of grant. If a director’s service on our board ends prior to that time, an option will remain exercisable for three months, unless the director’s service ended due to death or disability or after at least five years of service as a director, in which case an option will remain exercisable for three years after service ends (but not beyond the end of its original 10-year term). If a director has reached age 65 and has completed at least five years of service as a director when his service as a director ends, his options will remain exercisable until the end of their originally scheduled term. Our compensation committee retains discretion to accelerate the exercisability of any option, and to cancel any option in connection with our proposed dissolution or liquidation or certain mergers, sales of corporate assets, statutory share exchanges or similar transactions (see “Change in Control Arrangements” on page 17). The exercisability of any option will accelerate in connection with any such cancellation. The exercise price for stock options granted to non-employee directors elected at our 2006 annual meeting was $27.98, and the exercise price for the stock option granted to the non-employee director elected to fill a vacancy was $30.11. For the one-year period between our annual shareholder meetings in 2007 and 2008, our compensation committee recommended and our board of directors has approved an increase in the number of option shares issuable to non-employee directors to 5,000.

Directors’ Retirement Plan

Effective August 1, 2006, our board of directors terminated our Directors’ Retirement Plan. Under that plan, if a non-employee director’s service as a director ended (a) after at least five years of service on our board of directors, (b) at or after age 65, or (c) because of the individual’s death or permanent disability while a director, that individual (or his or her beneficiary) would receive a cash retirement benefit equal on an annual basis to the amount of the annual retainer (exclusive of meeting fees) in effect at the time the individual ceased to serve on our board of directors. The benefit was payable annually for a period equal to one-half of the period the individual served on our board of directors, up to a maximum payment period of five years. In connection with the termination, the Director’s Retirement Plan was amended to provide that no additional benefits will accrue to any current director under this plan after August 1, 2006, and that any accrued benefit that becomes payable after that date will be paid in accordance with the original installment schedule until August 1, 2007, after which time any benefit or any remaining benefit will be paid in a lump-sum amount equal to the present value of such accrued benefit or remaining accrued benefit.

Director Independence

Our board of directors has determined that all of its members currently serving or who did serve during any portion of fiscal year 2006, except Jeffrey W. Green and Wayne M. Fortun, are “independent,” as that term is used in Section 10A of the Securities Exchange Act of 1934, and as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards.

Attendance at Annual Meeting

Our board of directors encourages each of its members to attend all annual meetings of shareholders that occur during a member’s service on our board of directors. All but one of the members of our board of directors at the time of our 2006 annual meeting of shareholders attended that meeting.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee has ever been an officer or employee of our company or of any of our subsidiaries or affiliates. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our board of directors or on our compensation committee.

Communication with our Board of Directors

You may contact our board of directors or any member of our board of directors by mail addressed to the attention of our board of directors or the specific director identified by name or title, at Hutchinson Technology

Incorporated, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350. All communications will be submitted to our board of directors or the specified board member on a periodic basis.

Required Vote

Election to our board of directors of each of the eight nominees named above requires a plurality of the voting power of the outstanding shares of our common stock present and entitled to vote on the election of directors.

Our board of directors recommends that the shareholders vote for the election of each of the eight nominees listed above to constitute our board of directors.

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, known collectively as Deloitte & Touche, have been our independent registered public accounting firm since June 13, 2002. Our audit committee has selected Deloitte & Touche to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2007, subject to ratification by our shareholders. While it is not required to do so, our audit committee is submitting the selection of that firm for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, our audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending September 30, 2007.

A representative of Deloitte & Touche will be present at the meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

Fees

The following table presents the aggregate fees billed for professional services by Deloitte & Touche in fiscal years 2006 and 2005 for these various services:

	Fiscal Year	Fiscal Year
Description of Fees	2006 Amount	2005 Amount

Audit Fees	$705,451	$585,849
Audit-Related Fees	—	16,268

Total Audit and Audit-Related Fees	705,451	602,117
Tax Fees:
Tax Compliance Fees	274,505	223,069
Tax Consultation and Advice Fees	94,689	185,870

Total Tax Fees	369,194	408,939
All Other Fees	—	—

Total	$1,074,645	$1,011,056

Audit Fees

The audit fees set forth above consist of fees billed by Deloitte & Touche for audit services during each fiscal year in connection with the audit of our annual financial statements, reviews of our interim financial statements, audit services that are normally provided by an accountant in connection with statutory and regulatory filings or engagements, consultations on financial accounting and reporting matters arising during the course of the audit, and audit of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

The audit-related fees set forth above for 2005 consist of fees billed by Deloitte & Touche primarily for advising us on certain best practices regarding internal control procedures.

Tax Fees

The tax fees set forth above consist of fees billed by Deloitte & Touche for tax compliance, consisting of preparation of tax returns, and tax consultation and tax advice, consisting primarily of international tax planning.

All Other Fees

We were not billed any amounts by Deloitte & Touche for other products and services during fiscal years 2005 and 2006.

Approval of Independent Registered Public Accounting Firm Services and Fees

The Audit Committee Charter requires that our audit committee approve the retention of our independent registered public accounting firm for any non-audit service and consider whether the provision of these non-audit services by our independent registered public accounting firm is compatible with maintaining our independent registered public accounting firm’s independence, prior to engagement for these services. Our audit committee actively monitors the relationship between audit and non-audit services provided. In fiscal years 2005 and 2006, all of the services listed under the headings Audit-Related Fees and Tax Fees were pre-approved by our audit committee.

Our board of directors recommends that the shareholders vote for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2007.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of December 1, 2006, the ownership of common stock by each shareholder who we know to own beneficially more than 5% of our outstanding common stock, each director, each executive officer named in the Summary Compensation Table, and all executive officers and directors as a group. At December 1, 2006, there were 25,945,161 shares of common stock issued and outstanding, each of which is entitled to one vote.

Name of Beneficial Owner or	Amount and Nature of		Percentage of
Identity of Group	Beneficial Ownership(1)		Outstanding Shares

Directors and executive officers:
Jeffrey W. Green	161,709	(2)	*
Wayne M. Fortun	647,190	(3)	2.5%
W. Thomas Brunberg	27,494	(4)	*
Archibald Cox, Jr.	95,636	(5)	*
Russell Huffer	16,636	(6)	*
William T. Monahan	29,977	(7)	*
Richard B. Solum	16,563	(8)	*
Thomas R. VerHage	6,870	(9)
Beatrice A. Graczyk	159,839	(10)	*
John A. Ingleman	202,682	(11)	*
Richard J. Penn	128,565	(12)	*
R. Scott Schaefer	198,900	(13)	*
Executive officers and directors as a group (16 persons)	1,953,661	(14)	7.2%
Other beneficial owners:
OppenheimerFunds, Inc. Two World Financial Center 225 Liberty Street New York, New York 10281	3,587,600	(15)	13.8%
Van Den Berg Management 805 Las Cimas Parkway, Suite 430 Austin, Texas 78746	3,481,950	(16)	13.4%
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	2,646,800	(17)	10.2%
Goldman Sachs Asset Management, L.P. 32 Old Slip New York, New York 10005	2,365,463	(18)	9.1%
Raj Rajaratnam
Galleon Management, L.L.C.
Galleon Management, L.P. 590 Madison Avenue, 34th Floor New York, New York 10022	1,408,935	(19)	5.4%

*	Less than 1%.

(1)	Unless otherwise indicated in the footnotes to this table, (a) the listed beneficial owner has sole voting power and investment power with respect to such shares, and (b) no director or executive officer has pledged as security any shares shown as beneficially owned. Excludes fractional shares held by any listed beneficial owner.

(2)	Of these shares, Mr. Green holds 660 in joint tenancy with his wife and has pledged 109,714 shares as security for a loan.

(3)	Of these shares, Mr. Fortun holds 177,038 in joint tenancy with his wife. Includes 354,670 shares covered by currently exercisable options granted to Mr. Fortun.

(4)	Of these shares, 1,150 are held in trusts, 1,050 are held in an IRA for Mr. Brunberg and 300 are held in an IRA for Mr. Brunberg’s wife. Includes 18,000 shares covered by currently exercisable options granted to Mr. Brunberg.

(5)	Includes 18,000 shares covered by currently exercisable options granted to Mr. Cox.

(6)	Includes 9,000 shares covered by currently exercisable options granted to Mr. Huffer.

(7)	Includes 18,000 shares covered by currently exercisable options granted to Mr. Monahan.

(8)	Includes 9,000 shares covered by currently exercisable options granted to Mr. Solum.

(9)	Of these shares, Mr. VerHage holds 6,000 in joint tenancy with his wife.

(10)	Includes 105,620 shares covered by currently exercisable options granted to Ms. Graczyk.

(11)	Of these shares, Mr. Ingleman holds 71,700 in joint tenancy with his wife. Includes 127,310 shares covered by currently exercisable options granted to Mr. Ingleman.

(12)	Includes 106,300 shares covered by currently exercisable options granted to Mr. Penn.

(13)	Includes 152,400 shares covered by currently exercisable options granted to Mr. Schaefer.

(14)	Includes 1,136,380 shares covered by currently exercisable options granted to our executive officers and directors.

(15)	The number of shares indicated is based on information reported to the Securities and Exchange Commission in a Schedule 13G filed by OppenheimerFunds, Inc. on February 6, 2006 and reflects beneficial ownership as of December 30, 2005. OppenheimerFunds has shared voting power and shared investment power with respect to all shares.

(16)	The number of shares indicated is based on information reported to the Securities and Exchange Commission in a Schedule 13G filed by Van Den Berg Management on July 26, 2006 and reflects beneficial ownership as of July 13, 2006. Van Den Berg Management has shared voting power and shared investment power with respect to 3,470,995 shares. Van Den Berg Management holds its shares as an investment advisor on behalf of its investment advisory clients.

(17)	The number of shares indicated is based on information reported to the Securities and Exchange Commission in a Schedule 13G filed by Wellington Management Company, LLP on June 12, 2006 and reflects beneficial ownership as of May 31, 2006. Wellington Management Company has shared voting power with respect to 1,614,300 shares and shared investment power with respect to 2,635,100 shares.

(18)	The number of shares indicated is based on information reported to the Securities and Exchange Commission in a Schedule 13G filed by Goldman Sachs Asset Management, L.P. on January 31, 2006 and reflects beneficial ownership as of December 31, 2005.

(19)	The number of shares indicated is based on information reported to the Securities and Exchange Commission in a joint Schedule 13G filed on October 4, 2006 by Raj Rajaratnam, Galleon Advisors, L.L.C., Galleon Management, L.L.C., Galleon Management, L.P., Galleon Captain’s Partners, L.P., Galleon Captain’s Offshore, LTD, Galleon Explorers Partners, L.P., Galleon Explorers Offshore, LTD, Galleon Communications Partners, L.P., Galleon Communications Offshore, LTD, Galleon Technology Offshore, LTD, Galleon Technology Partners II, L.P., Vitruvius SICAV — Vitruvius Growth Opportunities, Polaris Prime Technology (Cayman), L.P., Technology Mac 88, LTD, Galleon Buccaneer’s Offshore, LTD and Galleon International Master Fund, SPC Ltd. EM Te and reflects beneficial ownership as of September 28, 2006. Each of Raj Rajaratnam, Galleon Management, L.L.C. and Galleon Management L.P. has shared voting power and shared investment power with respect to all shares.

SUMMARY COMPENSATION TABLE

The following table shows, for our Chief Executive Officer and each of our four other most highly compensated executive officers, information concerning compensation earned for services in all capacities during the fiscal year ended September 24, 2006, as well as compensation earned by each person for the two previous fiscal years:

					Long-Term
		Annual Compensation			Compensation
				Other Annual	Securities	All Other
				Compensation	Underlying	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($) (1)	Options (#)	($) (2)

Wayne M. Fortun	2006	620,211	156,250	6,373	40,000	13,200
President and Chief	2005	624,917	824,024	6,582	40,000	12,600
Executive Officer	2004	586,570	517,500	5,461	40,000	12,300
Beatrice A. Graczyk	2006	277,014	110,800	10,548	12,000	12,472
Vice President of	2005	278,055	190,447	10,381	12,750	12,466
Business Development	2004	275,628	124,650	9,903	12,800	12,300
John A. Ingleman	2006	298,095	37,500	13,800	14,000	13,200
Senior Vice President and	2005	288,090	198,385	14,017	12,750	12,600
Chief Financial Officer	2004	278,089	126,000	14,854	12,800	12,300
Richard J. Penn	2006	337,130	42,500	13,376	15,500	13,200
Senior Vice President and	2005	319,232	223,438	13,053	12,750	12,600
President of the Disk Drive Components Division	2004	290,506	132,750	9,777	12,800	12,300
R. Scott Schaefer	2006	313,092	39,375	8,959	14,500	13,200
Vice President and	2005	302,127	209,695	10,426	12,750	12,600
Chief Technical Officer	2004	287,812	130,500	7,939	12,800	12,300

(1)	Amounts represent all executive officer perquisites, which include an automobile allowance, financial planning assistance and an allowance for an annual executive physical.

(2)	Amounts represent matching cash contributions under our 401(k) Plan.

OPTION TABLES

The following tables summarize stock option grants to and exercises by the named executive officers during the fiscal year ended September 24, 2006, and certain other information relative to these options:

Option Grants in Last Fiscal Year

					Potential Realizable
Individual Grants					Value at Assumed
	Securities	Percent of			Annual Rates
	Underlying	Total Options			of Stock Price
	Options	Granted to	Exercise or		Appreciation for
	Granted	Employees in	Base Price		Option Term ($) (3)
Name	(#) (1)	Fiscal Year	($/shr) (2)	Expiration Date	5%	10%

Wayne M. Fortun	40,000	9.2	27.46	November 30, 2015	690,800	1,750,400
Beatrice A. Graczyk	12,000	2.8	27.46	November 30, 2015	207,240	525,120
John A. Ingleman	14,000	3.2	27.46	November 30, 2015	241,780	612,640
Richard J. Penn	15,500	3.6	27.46	November 30, 2015	267,685	678,280
R. Scott Schaefer	14,500	3.3	27.46	November 30, 2015	250,415	634,520

(1)	All options are granted under the Incentive Plan. Of the total number of options granted to each named executive officer, 3,641 are intended to be “incentive stock options” as that term is defined in Section 422 of the Internal Revenue Code and the remainder are non-statutory stock options. Each of these options becomes exercisable as to 50% of the shares subject to the option on the second anniversary of the date of grant, and as to the remaining 50% of the shares on the third anniversary of the date of grant. These options will become immediately exercisable in full, however, if the option holder dies or becomes disabled or upon a change in control of our company (see “Change in Control Arrangements” on page 17). The normal term of a stock option is 10 years from the date of grant. If an option holder’s employment ends prior to that time, an option will remain exercisable for three months, unless the holder’s employment ended due to death or disability or after at least 10 years of employment and attainment of age 55, in which case an option will remain exercisable for three years after employment ends (but not beyond the end of the original 10-year term). Our compensation committee retains discretion to accelerate the exercisability of any option, and to cancel any option in connection with our proposed dissolution or liquidation or certain mergers, sales of corporate assets, statutory share exchanges or similar transactions. The exercisability of any option will accelerate in connection with any such cancellation. An option holder is permitted to pay the exercise price and (if permitted by our compensation committee and subject to certain restrictions) any withholding taxes due upon exercise with either cash or shares of our common stock.

(2)	The exercise price of these options is not less than the fair market value of a share of our common stock on the date of grant. For these purposes, “fair market value” is the closing sale price of a share of our common stock on The Nasdaq Global Select Market on the trading day immediately prior to the day in question.

(3)	The hypothetical potential appreciation shown in these columns reflects the required calculations at annual rates of 5% and 10% set by the Securities and Exchange Commission, and is not intended to represent either historical appreciation or anticipated future appreciation of our common stock price.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at Fiscal		In-The-Money Options at
	Acquired on	Value Realized	Year-End (#)		Fiscal Year-End ($) (2)
Name	Exercise (#)	($) (1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Wayne M. Fortun	—	—	579,670	40,000	1,253,246	—
Beatrice A. Graczyk	—	—	105,620	12,000	55,564	—
John A. Ingleman	—	—	142,310	14,000	177,060	—
Richard J. Penn	—	—	106,300	15,500	83,904	—
R. Scott Schaefer	15,000	15,450	152,400	14,500	112,410	—

(1)	Market value of underlying securities on date of exercise minus the exercise price.

(2)	Market value of underlying securities at fiscal year-end minus the exercise price.

CHANGE IN CONTROL ARRANGEMENTS

Our Company does not have a severance or change in control agreement with any executive officer. Our Incentive Plan and the agreements relating to stock options and restricted stock subject to that Plan do provide that stock option awards will become exercisable in full and restricted stock awards will fully vest upon a change in control of our company. The Incentive Plan defines a “change in control” as consisting of any of the following events:

•	any person or group of related persons acquires or beneficially owns 30% or more of the voting power of our equity securities (subject to exceptions for acquisitions by us, our subsidiaries, employee benefit plans we sponsor, or acquisitions as a result of which beneficial ownership of over 70% of the voting power of our equity securities does not proportionally change);

•	a majority of our board of directors no longer consists of individuals who were directors at the time the Incentive Plan was adopted or who, since that time, were nominated for election or elected by our board of directors;

•	approval by our shareholders of a reorganization, merger, consolidation or statutory exchange of our voting securities, unless after any such event the beneficial ownership of over 70% of the voting power of our equity securities has not proportionally changed; or

•	approval by our shareholders of a complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets, unless the sale or disposition is to a corporation as to which more than 70% of the voting power of its outstanding voting securities after the transaction is beneficially owned in substantially the same proportions by persons who were beneficial owners of voting securities of our company prior to the transaction.

If a change in control occurs, the Incentive Plan also provides that our compensation committee will have the discretion to cancel outstanding stock options as of the date of change in control and pay to the holders of those options an amount in cash equal to the difference between the fair market value of the shares underlying those options immediately prior to the change in control and the aggregate exercise price of those options.

If there is a proposed dissolution or liquidation of our company or a proposed sale of substantially all of its assets or a proposed merger, consolidation or statutory share exchange involving our company, the Incentive Plan provides that our compensation committee may, in its discretion:

•	substitute for any stock options then outstanding options or voting common stock issued by the corporation surviving any merger or consolidation or, if appropriate, its parent corporation; or

•	declare at least 20 days prior to any such event that outstanding stock options will be canceled at the time of, or immediately prior to, the occurrence of the event. If our compensation committee makes such a declaration, any affected stock options will become immediately exercisable in full, and the compensation committee may, in its discretion, pay to the holders of those options an amount in cash equal to the difference between the per share consideration to be received by our shareholders as a result of the event and the exercise price of each option multiplied by the number of shares subject to all the affected options.

If, in connection with a change in control, accelerating the exercisability of an option or making a cash payment in connection with the cancellation of an option would, together with any other payments which that option holder has the right to receive from us, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Internal Revenue Code), then the acceleration of exercisability or making of payments will be reduced to the largest amount as, in the sole judgment of our compensation committee, will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of September 24, 2006 for compensation plans under which securities may be issued:

		Weighted-Average	Number of Securities
	Number of Securities to be Issued	Exercise Price of	Remaining Available for
	Upon Exercise of Outstanding	Outstanding Options,	Future Issuance Under
Plan Category	Options, Warrants and Rights	Warrants and Rights	Equity Compensation Plans

Equity Compensation Plans Approved by Securityholders	3,089,646	$25.07	1,130,622	(1)
Equity Compensation Plans Not Approved by Securityholders	—	—	3,258	(2)
Total	3,089,646	$25.07	1,133,880	(1)(2)

(1)	Includes securities available for future issuance under the Incentive Plan other than upon the exercise of an outstanding option or warrant.

(2)	Includes securities available for future issuance under our Second Amended and Restated Patent and Trade Secret Recognition Plan.

EQUITY COMPENSATION PLANS NOT APPROVED BY SECURITYHOLDERS

Our Second Amended and Restated Patent and Trade Secret Recognition Plan, known as the Recognition Plan, was adopted in its current form by our board of directors on March 29, 2002. The Recognition Plan in its current form replaced an amended recognition plan originally adopted by our board of directors on November 19, 1992. The purpose of the Recognition Plan is to recognize and reward employees for their efforts in creating and developing new technologies by providing for the possibility of awards, including grants of common stock, to these employees for their efforts. The Recognition Plan authorizes the issuance of an aggregate of 30,000 shares in award grants. The award of grants of common stock under the Recognition Plan is at the sole discretion of our compensation committee upon the recommendation of our Technology Review Board. As of September 24, 2006, 3,258 shares of common stock were available for awards under the Recognition Plan.

PERFORMANCE GRAPH

Set forth below is a graph comparing, for a period of five fiscal years ended September 24, 2006, the yearly cumulative total shareholder return on our common stock with the yearly cumulative total shareholder return of the S&P 500 Index and the AMEX Disk Drive Index. The comparison of total shareholder returns assumes that $100 was invested on October 1, 2001 in each of our company, the S&P 500 Index and the AMEX Disk Drive Index, and that dividends were reinvested when and as paid.

HTI’s Fiscal Year Ending

	2001	2002	2003	2004	2005	2006
Hutchinson Technology	$100.00	$92.92	$184.16	$146.91	$148.82	$121.57
AMEX Disk Drive Index (DDX)	100.00	80.90	203.19	164.11	183.94	244.06
S&P 500 Index	100.00	79.48	95.76	106.64	116.75	126.31

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder require directors and certain officers and persons who own more than 10 percent of our common stock to file reports of their ownership of our common stock and changes in their ownership with the Securities and Exchange Commission. None of our officers or directors failed to file on a timely basis any required report.

AUDIT COMMITTEE REPORT

The role of our committee, which is composed of three independent non-employee directors, is one of oversight of our company’s management and independent registered public accounting firm in regard to our company’s financial reporting and controls respecting accounting and risk of material loss. In performing our oversight function, we relied upon advice and information received in our discussions with management and the independent registered public accounting firm.

We have (a) reviewed and discussed with management and our company’s independent registered public accounting firm our company’s audited financial statements for the fiscal year ended September 24, 2006, management’s assessment of the effectiveness of our company’s internal control over financial reporting and our company’s independent registered public accounting firm’s evaluation of our company’s internal control over financial reporting; (b) discussed with our company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 regarding communication with audit committees (Codification of Statements on Auditing Standards, AU § 380); and (c) received the written disclosures and the letter from our company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with our company’s independent registered public accounting firm their independence.

Based on the review and discussions with management and our company’s independent registered public accounting firm referred to above, we recommended to our company’s board of directors that the audited financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended September 24, 2006 for filing with the Securities and Exchange Commission.

Audit Committee:

W. Thomas Brunberg, Chair
Russell Huffer
Thomas R. VerHage

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview

Our committee, which is composed of three independent, non-employee directors, discharges our board of directors’ responsibilities with respect to all forms of compensation of our company’s outside directors and executive officers, including benefits provided solely to outside directors and/or executive officers, and oversight of our company’s compensation plans. Our committee operates under a written charter, which is available on our website at www.htch.com. We report on our actions and recommendations to the full board of directors at board of directors meetings. The purpose of this report is to summarize the philosophical principles, compensation policies, specific program elements and other factors we considered in making decisions about executive compensation during fiscal year 2006.

Compensation Philosophy

Our intent was to make our company’s executive officers’ compensation packages sufficient to attract and retain persons of exceptional quality, and provide effective incentives to motivate and reward our company’s executive officers for achieving the financial and strategic goals essential to our company’s long-term success and growth in shareholder value. The key objectives supporting this philosophy are the following:

•	Place High Portion of Pay at Risk. Executive compensation should be strongly linked to measured performance with a substantial portion of pay at risk. By placing a substantial portion of total compensation at risk, we provide the opportunity for both higher than market average compensation over periods of excellent financial and operational performance and lower than market average compensation over periods of sub-par performance.

•	Align Executive and Shareholder Interests. Consistent with the concept of at-risk pay, we utilize stock options with a fair market value exercise price as a long-term incentive because they deliver value to the employee only if our shareholders have realized appreciation in the value of their shares over the same period.

•	Pay Competitively for Results. We intend to provide executive officers with compensation opportunities competitive with those in companies, comparable in size and scope, in the technology industry and with which we compete for people.

Our company’s executive compensation package consisted of three main components: (a) base salary; (b) annual cash bonus; and (c) stock options. We considered all elements of compensation and our company’s compensation philosophy and objectives when determining each executive officer’s compensation.

Stock Ownership Guidelines

During fiscal year 2005, we adopted stock ownership guidelines that call for our Chief Executive Officer to own shares of our common stock with a value equal to approximately five times his annual base salary and that call for each of our other executive officers to own shares of our common stock with a value equal to approximately two times the executive officer’s base salary. If necessary, executive officers are expected to retain a meaningful portion of their gains from stock option exercises to build their stock ownership.

Base Salary

We recommend base salaries for our executive officers to the company’s board of directors for final approval. All salary decisions concerning executive officers were effective in the first quarter of our fiscal year.

Chairman

With respect to the Chairman, we determined a base salary recommendation after considering the Chairman’s expected job responsibilities during the fiscal year and the time required to meet these duties.

Other Executive Officers Including the Chief Executive Officer

In determining the other executive officers’ base salaries, our goal is to maintain a competitive level of executive compensation and retain superior personnel. To that end, we reviewed the compensation levels of personnel with similar responsibilities at other companies in high technology industries, as described in the then current Radford Executive Compensation Survey, a survey for manufacturers in high technology industries, and in manufacturing generally, as described in the then current Watson Wyatt Report on Top Management Compensation, a survey for manufacturers generally. We also considered the individual performance of each executive officer.

Using these surveys, the base salary range for each executive officer position was targeted to be in line with the industry standards for similar positions. Each executive officer’s base pay was then determined relative to the range established by the surveys for the position, based on individual performance, experience and job responsibilities. The individual performance and achievements of each executive officer in the prior fiscal year were given significant weight in our annual review of base salaries. Individual performance was assessed by an annual written performance appraisal that evaluated each executive officer’s performance in areas such as leadership, vision setting, motivation and development of employees, global economic marketing and business know-how. The Chief Executive Officer’s performance appraisal was prepared by the Chair of our committee following discussion among all committee members of written input provided by members of our company’s board of directors and each executive that reports directly to the Chief Executive Officer. The Chief Executive Officer provided us performance appraisals and base salary recommendations for all other executive officers following interviews by the Chief Executive Officer with each executive officer’s peers and subordinates. In addition, the Chief Executive Officer assessed each executive officer’s individual performance by reviewing his or her quarterly achievement of specific “results objectives” developed by turning corporate financial and strategic goals into specific personal objectives.

Annual Incentive Compensation

During fiscal year 2006, we had in effect (a) the company’s Fiscal Year 2006 Management Bonus Plan, known as the Management Bonus Plan, for the management and executive officers of our company’s corporate staff and Disk Drive Components Division, and (b) the company’s Fiscal Year 2006 BioMeasurement Division Bonus Plan, known as the BioMeasurement Bonus Plan, for the management and the executive officers of our company’s BioMeasurement Division. These bonus plans were designed to assure that our executive officers had a significant percentage of their potential total cash compensation linked to key performance objectives. Eight of our ten executive officers were eligible to participate in the Management Bonus Plan, and two of our ten executive officers were eligible to participate in the BioMeasurement Bonus Plan.

Both the Management Bonus Plan and the BioMeasurement Bonus Plan were designed (a) to create an incentive for our executive officers and management employees to achieve goals that our board of directors believes align with the interests of our long-term shareholders, and (b) to maintain our market competitiveness for these executive officers’ and managers’ total compensation. Under each of these Plans, individual bonus targets, expressed as a percentage of base salary, were approved for all participating executive officers by our board of directors upon the recommendation of the compensation committee.

Under the Management Bonus Plan, 50% of the bonus target was dependent on management achieving an annual corporate financial objective, which was set giving consideration to long-term financial performance to ensure that the company is growing earnings over time. For fiscal year 2006, the measure for the corporate financial objective was earnings before taxes. The Management Bonus Plan provided that the actual award amount relating to earnings before taxes was to be prorated based on the extent to which actual earnings before taxes for the fiscal year were above or below the pre-established objective for earnings before taxes. Earnings before taxes that did not achieve a specific threshold amount would result in no payment of the financial component of the bonus award. The remainder of the bonus target was dependent on management achieving certain milestones relating to equally-weighted strategic initiatives in the areas of customer program achievement, long-term growth and innovation, quality and service, and manufacturing proficiency. The Management Bonus Plan was designed such that the amount paid to any participant could not exceed 200% of the participant’s bonus target.

Under the BioMeasurement Bonus Plan, 80% of the bonus target was dependent on the management of our company’s BioMeasurement Division achieving certain milestones relating to equally-weighted strategic initiatives in the areas of clinical studies and product development during the fiscal year. The remainder of the bonus target was dependent on the management of our company’s BioMeasurement Division achieving a financial objective. For fiscal year 2006, the measure for the BioMeasurement Division’s financial objective was operating income (loss). The BioMeasurement Bonus Plan provided that the actual award amount relating to the financial objective was to be prorated based on the extent to which the actual result for the fiscal year was above or below the pre-established objective for operating income (loss) for the BioMeasurement Division. Operating income (loss) that did not achieve a specific threshold amount would result in no payment of the financial component of the bonus award. The BioMeasurement Bonus Plan was designed such that the amount paid to any participant could not exceed 200% of the participant’s bonus target.

We set the Chief Executive Officer’s bonus target at 100% of base salary after reviewing incentive compensation information, as well as total annual cash compensation information, for individuals in a similar position, as presented in the executive compensation surveys used to set base salary. We set the Chairman’s bonus target at 50% of base salary after assessing the expected job responsibilities of the Chairman in fiscal year 2006. We set bonus targets in a range from 35% to 50% of base salary for the other executive officers after comparing each officer’s job responsibilities to those of comparable jobs, and the bonuses associated with the comparable jobs, as presented in the two surveys.

After determining preliminary bonus amounts for our executive officers, both the Management Bonus Plan and the BioMeasurement Bonus Plan permitted the compensation committee, in its sole discretion, to increase or decrease actual bonus compensation amounts awarded to any participant. The bonus plan designs allowed us to exercise our discretion based on our assessment of overall company performance, as well as individual performance. To assist us in determining whether to make any adjustments, the Chief Executive Officer reviewed the individual performance of the participants in each plan, other than himself and the Chairman, for fiscal year 2006, based on the written performance appraisals and “results objectives” described above, and summarized these reviews for us. Based on the reviews of individual performance, we determined not to adjust any of the awards to executive officers that otherwise would have been payable under the Management Bonus Plan or the BioMeasurement Bonus Plan. Bonuses earned under both plans were paid in cash in the first quarter of fiscal year 2007.

Stock Options

Our stock option program is intended to provide a long-term incentive for executive officers and other key employees. We administer the long-term incentive plan, which authorizes us to grant options to purchase common stock to any full-time employee, including all executive officers, and to other individuals who are not employees but who provide services as advisors or consultants. Options are issued pursuant to our Incentive Plan. Generally, options are granted annually to purchase shares of common stock over a 10-year period at an exercise price equal to the fair market value per share of our common stock at the time the options are granted. Options granted during fiscal year 2006 generally become exercisable as to 50% of the shares two years after the date of grant and as to the remaining 50% of the shares three years after the date of grant. This represents a lengthening of the time until which options vest and become exercisable in comparison to awards made in previous years, in keeping with the long-term orientation of this element of compensation.

We believe that option grants align our executives’ interests with our shareholders’ interests by creating a direct link between compensation and shareholder return, give our executives a significant long-term interest in our success and help in the retention of key executives and other employees. The option grants provide value only if our stock price increases, which benefits all shareholders.

We determined the number of options awarded to our executive officers, including the Chief Executive Officer, after giving consideration to the pool of shares available for awards to all employees for the fiscal year, determined by reference to practices within our industry and guidelines published by institutional investors and governance services as to the percentage of outstanding shares annually made subject to such awards. The intent was to spread the pool of available options to as many employees as practical, but to weight the distribution toward the top performers and individuals with the greatest responsibilities. Award ranges for each position expressed as a percentage of the available pool were established by reference to comparable data in the executive compensation surveys we utilize. The option grant to the Chief Executive Officer was made on the same terms as all other options granted by us to our company’s other employees, and reflected consideration of his performance, responsibilities and existing option and stock holdings. We also considered whether options would be awarded to the Chairman after giving consideration to the number of shares of common stock then held by the Chairman, and determined that in light of his shareholdings, no options would be granted to the Chairman during fiscal year 2006.

The number of options awarded to the other executive officers was proposed by the Chief Executive Officer consistent with the process described above, and after assessing each officer’s job responsibilities and expected future contributions. We reviewed the recommendations of the Chief Executive Officer and approved the final list of option recipients and the amounts of the awards.

Executive Perquisites

In addition to those benefits generally available to all our salaried employees, our executive officers are eligible for a limited number of perquisites that consist of an automobile allowance, financial planning assistance and an allowance for an annual executive physical.

Payments Upon Termination or Change of Control

Our company does not have a severance or change of control agreement with any executive officer. If an executive officer’s employment is terminated, other than as a result of death or disability, the Incentive Plan provides that the executive officer may exercise any vested stock options for three months after termination of employment, or for three years after termination of employment if the executive officer was employed by our company for at least 10 years and the executive officer has reached age 55. In the event of a change of control of our company, the Incentive Plan provides that each outstanding option granted under the Incentive Plan vests immediately and can be exercised in full, and certain payments may be made to each option holder that generally equal the amount that the option holder would have received if the option holder had exercised the options immediately prior to the change of control.

Compliance with Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation over $1 million paid by a company to certain executive officers. The Section 162(m) limit does not apply to “performance-based compensation,” and the stock options granted to our executive officers in fiscal year 2006 pursuant to the Incentive Plan have been structured to qualify as performance-based compensation for these purposes. We believe, however, that cash bonuses payable under the Management Bonus Plan and the BioMeasurement Bonus Plan would not qualify as performance-based compensation for Section 162(m) purposes, and that the excess of combined base salary and bonus amounts above $1 million paid to any of the covered executive officers would not be deductible under current Federal income tax laws. We believe that in order to retain the flexibility to compensate our executive officers in a competitive environment in accordance with the principles discussed above, it would be inadvisable to adopt a strict policy of compliance with Section 162(m) in all cases. We will, however, continue to consider future opportunities for compliance with Section 162(m) that we believe are in our company’s best interests, as well as the best interests of our company’s shareholders. We also believe that the amount of any loss of a tax deduction under Section 162(m) will be insignificant to our company’s overall tax position.

Conclusion

We are satisfied that the compensation provided to our executive officers was structured and operated to foster a performance-oriented culture and create strong alignment between the long-term best interests of our company’s shareholders, and that compensation levels were reasonable in light of performance and industry practices.

Compensation Committee:

Archibald Cox, Jr., Chair
William T. Monahan
Richard B. Solum

INDEMNIFICATION RELATED TO LEGAL PROCEEDING

Our company is obligated to indemnify its officers and directors to the fullest extent required or permitted by Minnesota law. As part of that obligation, we have advanced attorneys’ fees and expenses incurred by our directors and officers named as defendants in the litigation described below. As of the date of this proxy statement, we had advanced $56,170 on behalf of the nine individuals named as defendants. In this matter, our company, as a nominal defendant, all of our then current directors and one of our officers were named as defendants in a purported derivative action, Saul Kopelowitz v. Wayne Fortun, et al., that was filed on December 14, 2005 in the U.S. District Court for the District of Minnesota. Essentially, the complaint asserted that breaches of duty by the individual defendants resulted in our company making false and misleading public statements, which in turn led to the federal securities fraud litigation described in our Annual Report on Form 10-K for the fiscal year ended September 24, 2006. On February 21, 2006, the defendants moved to dismiss the complaint. On April 25, 2006, the parties agreed that the action should be voluntarily dismissed without prejudice and without costs, and a stipulation of voluntary dismissal without prejudice was filed.

ADDITIONAL INFORMATION

Our 2006 Annual Report and our Annual Report on Form 10-K for fiscal year 2006, including financial statements, are being mailed with this proxy statement.

As of the date of this proxy statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the persons named in the proxies solicited by our board of directors, in accordance with their best judgment, will vote the shares represented by these proxies.

Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K, filed with the Securities and Exchange Commission for the fiscal year ended September 24, 2006, may do so without charge by writing to John A. Ingleman, Senior Vice President and Chief Financial Officer, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350.

By Order of the Board of Directors,

Peggy Steif Abram
Secretary

Dated: December 18, 2006

HUTCHINSON TECHNOLOGY INCORPORATED

ANNUAL MEETING OF SHAREHOLDERS
January 31, 2007
10:00 A.M. (Central Time)
40 West Highland Park Drive NE
Hutchinson, Minnesota 55350

Hutchinson Technology Incorporated	proxy
40 West Highland Park Drive NE
Hutchinson, Minnesota 55350

This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 31, 2007.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Jeffrey W. Green, Wayne M. Fortun, and W. Thomas Brunberg, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

(Continued on other side)

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (noon) (CT) on January 30, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/htch/ — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (noon) (CT) on January 30, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Hutchinson Technology Incorporated, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

You may change your vote or revoke your proxy at any time before the Annual Meeting by filing with an officer of the Company either a notice of revocation or a duly executed proxy bearing a later date. If you have voted by telephone or via Internet, you may change your vote by calling the toll-free number again and following the instructions or signing on to the website and following the prompts. If you attend the Annual Meeting in person, you may revoke your proxy and vote in person at that time if you do desire.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	01 W. Thomas Brunberg	05 Russell Huffer	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
	02 Archibald Cox, Jr.	06 William T. Monahan
	03 Wayne M. Fortun	07 Richard B. Solum
	04 Jeffrey W. Green	08 Thomas R. VerHage

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the 2007 fiscal year.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box Indicate changes below: ☐	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.